Exhibit 99.2

                      Metromedia International Group, Inc.
                      Announces Sale Process Developments

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Feb. 15, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") currently traded as: (OTCBB: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced the following with respect to the previously announced proposed merger of the Company:

     -- The exclusivity period granted to the investor group (the "Investor Group") comprised of Emergent Telecom Ventures S.A. ("Emergent"), First National Holding S.A. ("FNH") and Baring Vostok Capital Partners (Cyprus) Limited for completion of its due diligence review of the Company and negotiation and execution of a definitive merger agreement expired on February 14, 2005 without the signing of such a transaction agreement between the Company and the Investor Group.

     -- The Company's Board of Directors has determined that the Investor Group's previously announced proposal to acquire the Company at an enterprise value of $300 million no longer provides adequate consideration to the Company's stakeholders in light of better than expected 2004 operating results at Magticom Ltd., the Company's business venture in the country of Georgia operating a wireless communications network ("Magticom"), and a favorable change in the currency exchange rate of Georgian Lari to U.S. Dollars.

     -- The Company has reached an agreement, subject to final documentation and approval by the Company's Board of Directors, with Emergent and FNH for a sale of the Company's entire interest in PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, for a purchase price of $212 million.

     -- Although the Company is currently working to finalize the sale of PeterStar, it is continuing to explore all available strategic alternatives.

     There can be no assurances that any transaction with Emergent and FNH will take place nor can any assurance be given with respect to the timing, terms or exact nature of any such transaction. Details of the terms of a final agreement, if any, reached between the Company, on the one hand, and Emergent and FNH, on the other hand, will be disclosed upon signing of a definitive agreement.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in Tbilisi, Georgia.
     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place, the value that might be realized by MIG's stakeholders upon the consummation of any such transaction or the form or terms of any strategic transaction. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14, 2004, July 26, 2004,
August 4, 2004, October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005 and February 9, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

     Please visit our website at www.metromedia-group.com.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704-321-7380
              investorrelations@mmgroup.com